Exhibit 10.1

[EXECUTION VERSION]

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of March 26, 2012 (this “Agreement”), is entered into by and between iPayment, Inc., a Delaware corporation (the “Company”), and Philip J. Ragona (the “Executive”).

WHEREAS, the Company desires to enlist the services and employment of the Executive on behalf of the Company as its Senior Vice President and General Counsel, and the Executive is willing to render such services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Employment Term. The “Employment Term” shall commence on April 16, 2012 (the “Effective Date”) and continue until terminated pursuant to Section 5. During the Employment Term, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and provisions of this Agreement.

2. Duties. (a) During the Employment Term, the Executive shall serve as Senior Vice President and General Counsel of the Company. In such capacity, the Executive shall perform such senior executive duties, services and responsibilities on behalf of the Company Group (as defined below) consistent with such position as may be reasonably assigned to the Executive from time to time by the Chief Executive Officer of the Company. In performing such duties hereunder, the Executive will report directly to the Chief Executive Officer of the Company or his/her designee. For purposes of this Agreement, “Company Group” shall mean, individually and collectively, iPayment Investors, L.P. and its subsidiaries, including but not limited to the Company.

(b) During the Employment Term, except as provided in the next following sentence, the Executive shall devote his full business time, attention and skill to the performance of such duties, services and responsibilities, and shall use his best efforts to promote the interests of the Company Group, and the Executive shall not engage in any other business activity without the approval of the Board of Directors of the Company (the “Board”). Notwithstanding the preceding sentence, the Executive shall be permitted to (i) manage his personal investments and (ii) engage in such other activities as are permitted by the Board from time to time, in the case of each of clauses (i) and (ii), so long as such activities neither (x) interfere with the performance of his duties hereunder nor (y) violate Section 7.

(c) During the Employment Term, (i) the Executive shall perform his services hereunder in, and shall be headquartered at, the New York City offices of the Company, except for business travel related to business and activities of the Company Group, and (ii) the Company shall not require the Executive to relocate his principal Company office to any geographic location outside fifty (50) miles of New York City.

3. Compensation and Benefits.

(a) Base Salary. During the Employment Term, in full consideration of the performance by the Executive of the Executive’s obligations hereunder (including any services as an officer, director, employee or member of any board of directors or committee of any member or affiliate of the Company Group, or otherwise on behalf of any member of the Company Group), the Executive shall receive from the Company a base salary (the “Base Salary”) at an annual rate of $285,000 per year, payable in accordance with the normal payroll practices of the Company then in effect. During the Employment Term, the Executive will be eligible to receive increases (but not decreases) in the Base Salary from time to time as determined in the sole discretion of the Board.

(b) Annual Bonus. During the Employment Term, in addition to the payments of the Base Salary described in Section 3(a), the Executive shall be eligible to receive, in respect of each calendar year during which the Employment Term is in effect, a performance-based cash bonus of up to 50% of the Base Salary, based on achievement of such individual and corporate performance goals as may be established with respect to each calendar year by the Board, and subject to such other terms and conditions established by the Board pursuant to its annual bonus programs as adopted, amended and modified from time to time (the “Annual Bonus”); provided that, in respect of the 2012 calendar year, the Executive shall be eligible to receive a pro rata portion of an Annual Bonus, determined by multiplying the Annual Bonus that would be payable based on such goals if he had been employed for the entire 2012 calendar year by a fraction, the numerator of which equals the number of days elapsed from the Effective Date through December 31, 2012 and the denominator of which is 365. Any Annual Bonus shall be paid in cash in a lump sum in accordance with the Company’s customary practice by December 31st of the calendar year next following the calendar year for which the Annual Bonus is earned.

(c) Equity Compensation. Not later than the first anniversary of the Effective Date (and subject to the Executive’s continued employment through the date of grant), the Executive will be granted an equity award under an equity compensation program to be adopted by the Company or one of its affiliates (the “Equity Plan”) having an expected aggregate value of between $350,000 and $500,000 upon a sale of the Company at two (2) times the implied equity value of the Company as of the Company’s recapitalization on May 6, 2011. The form, terms and conditions (including vesting conditions) of such an equity award granted to the Executive under this Section 3(c) shall be consistent with the form, terms and conditions of equity awards granted to other senior executives of the Company at or around the same time.

(d) Nonqualified Deferred Compensation Plans and 401(k) Plan. During the Employment Term, the Executive shall be eligible to participate in (i) an executive retention plan (under which the Company may, in the Board’s sole discretion, make contributions for the Executive’s benefit), (ii) the Company’s Executive Nonqualified Excess Plan or a similar nonqualified deferred compensation plan (under which the Executive may annually defer up to 50% of the Base Salary and 100% of the Annual Bonus) and (iii) a 401(k) savings and retirement plan (under which the Company will annually match up to 4% of the Executive’s contributions, without any vesting conditions). The Executive’s eligibility for, and participation in, these plans shall be on the same terms and subject to the same conditions as other senior executives of the Company.

(e) Other Benefits. Except as otherwise provided in this Agreement, during the Employment Term, the Executive shall be entitled to participate in the Company’s employee benefit plans, policies, programs and arrangements (including, without limitation, medical, dental, health, accident, hospitalization, short-term disability, long-term disability and life insurance, personal health advocate and paid vacation (“PTO”), holidays, and sick leave), as may be adopted, amended and modified from time to time. Notwithstanding the foregoing, the Executive’s participation in such plans, policies, programs and arrangements shall be on the same terms and conditions as are or may be provided by the Company to similarly situated executives of the Company from time to time, to the extent the Executive meets the eligibility requirements for any such plan, policy, program or arrangement. The Executive shall be entitled to a minimum of four (4) weeks of PTO annually, subject to the terms and conditions of the Company’s PTO policies.

(f) Housing and Automobile Benefits.

(i) During the Employment Term and until the earlier of (x) the first anniversary of the Effective Date and (y) thirty (30) days after the date upon which a sale of the Executive’s residence in Dallas, Texas is consummated, the Company shall reimburse the Executive for the cost of his renting an apartment or house near the Company’s New York City offices in an amount not to exceed $6,000 per month (the “Housing Allowance”).

(ii) In addition, the Company shall reimburse the Executive for reasonable out-of-pocket expenses (including transportation, hotels and meals) incurred by him and/or his wife in connection with up to two (2) house-hunting trips by them to New York prior to December 31, 2012.

(iii) The Company shall reimburse the Executive for the cost of his renting an automobile for up to thirty (30) days prior to December 31, 2012 in connection with his relocation to New York.

(g) Moving Expense Reimbursement. To facilitate the Executive’s relocation to New York, on the first payroll date after the Effective Date, the Company will pay the Executive an amount such that the net amount retained by Executive after deduction of any federal, state and local income, employment or other tax imposed upon such payment shall be equal to $25,000 (the “Relocation Reimbursement”). In the event that the actual reasonable out-of-pocket cost to the Executive of his relocation to New York is greater than $25,000, the Company shall pay the Executive such excess amounts as such expenses are submitted for reimbursement. The Executive understands and agrees that the Relocation Reimbursement and the payments under Section 3(f) are in lieu of any benefits under any other relocation policy, program or arrangement of the Company Group.

(h) Business Expenses. During the Employment Term, the Company shall reimburse the Executive for all reasonable and necessary business expenses incurred by the Executive in performing his responsibilities under this Agreement. Any reimbursement pursuant to this Section 3(h) will be subject to the Company’s normal practices for its senior executives; provided that such reimbursements shall be paid no later than the end of the calendar year following the year in which such reimbursable expenses were incurred.

(i) Indemnification Agreement. Within sixty (60) days after the Effective Date, the Company and the Executive shall execute an indemnification agreement, in a substantially similar form as the indemnification agreement executed by other Company officers (as filed with the Securities and Exchange Commission).

4. Taxes. Except as provided in Section 3(g), the Executive shall be solely responsible for taxes imposed on the Executive by reason of any compensation and benefits provided under this Agreement, and all such compensation and benefits shall be subject to applicable withholding.

5. Termination.

(a) The Executive’s employment with the Company and the Employment Term shall terminate upon the earliest occurrence of any of the following events (the date of termination, the “Termination Date”):

(i) The termination of employment by reason of the Executive’s death.

(ii) The mutual agreement between the Company and the Executive that the employment of the Executive with the Company shall be terminated.

(iii) The termination of employment by the Company for Cause upon thirty (30) days’ written notice (the “Cause Notice”) to the Executive specifying the conduct constituting Cause. For purposes of this Agreement, termination of employment for “Cause” shall mean termination based on the occurrence of any of the following: (w) dishonest or fraudulent statements or acts of the Executive with respect to any member of the Company Group; (x) the Executive’s commission or conviction of, or entry of a plea of guilty or nolo contendere to, any crime that constitutes a felony, or that constitutes any misdemeanor (excluding minor traffic violations) involving moral turpitude, deceit, dishonesty or fraud; (y) gross negligence or willful misconduct of the Executive with respect to any member of the Company Group; or (z) a material breach by the Executive of any written agreement to which the Executive and any member of the Company Group are now or hereafter become parties. A termination of the Executive’s employment for Cause shall include a determination following the Executive’s termination of employment for any reason that circumstances existed prior to such termination for the Company to have terminated the Executive’s employment for Cause.

(iv) The termination of employment by the Company for Disability. For purposes of this Agreement, “Disability” shall mean (A) the Executive’s disability as determined under the long-term disability plan of the Company, as in effect from time to time, or (B) if no such plan is in effect, the inability of the Executive to perform his duties, services and responsibilities hereunder by reason of a physical or mental infirmity, as reasonably determined by the Board, for a total of 180 days in any twelve (12) month period during the Employment Term.

(v) The termination of employment by the Company other than for Cause or Disability.

(vi) The termination of employment by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s written consent, the occurrence of any of the following: (A) any material diminution in the Executive’s title, authority, duties or responsibilities as Senior Vice President and General Counsel of the Company (other than as a result of the Executive’s physical or mental incapacity); or (B) a material breach by the Company of this Agreement or any other material agreement to which the Executive and any member of the Company Group are now or hereafter become parties. In order for a termination by the Executive to constitute a termination for Good Reason, the Executive must notify the Company of the circumstances claimed to constitute Good Reason in writing not later than the sixtieth (60th) day after it has arisen or occurred and must provide the Company with at least thirty

(30) days within which to cure such circumstances before terminating employment, and, failing a cure, the Executive must terminate his employment within thirty (30) days following the expiration of such cure period.

(vii) The termination of employment by the Executive other than for Good Reason.

(b) The Company must provide the Executive with thirty (30) days’ advance written notice of its intention to terminate the Executive’s employment for any reason other than Cause. The Executive must provide the Company with sixty (60) days’ advance written notice of his intention to terminate his employment for any reason.

(c) In the event of termination of the Executive’s employment, for whatever reason (other than death), the Executive agrees to cooperate with the Company Group and to be reasonably available to the Company Group for a reasonable period of time thereafter with respect to matters arising out of the Executive’s employment hereunder or any other relationship with the Company Group, whether such matters are business-related, legal or otherwise. The Company shall reimburse the Executive for all expenses reasonably incurred by the Executive during such period in connection with such cooperation with the Company Group. Any such cooperation shall take into account any responsibilities to which the Executive is subject to a subsequent employer or otherwise.

(d) Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from all boards of, and other positions with, the Company Group (except that such deemed resignation shall not be construed to reduce the Executive’s economic entitlements under this Agreement arising by reason of such termination).

6. Termination Payments.

(a) If the Executive’s employment with the Company terminates pursuant to Subsection (i), (ii), (iii), (iv) or (vii) of Section 5(a), the Executive shall be entitled to receive: (x) any accrued and unpaid Base Salary as of the Termination Date; (y) all accrued and unpaid benefits under any benefit plans, policies, programs or arrangements in which the Executive participated as of the Termination Date in accordance with the applicable terms and conditions of such plans, policies, programs or arrangements; and (z) an amount equal to the business expenses incurred by the Executive in connection with the Executive’s employment on behalf of the Company on or prior to the Termination Date that would be reimbursable pursuant to Section 3(h) but were not previously paid to the Executive (the “Accrued Compensation”). The effect of a termination of employment on the equity awards held by the Executive at the Termination Date will be determined pursuant to the terms and conditions governing such awards.

(b) Severance Pay and Benefits.

(i) Subject to Sections 6(b)(ii) and 6(c), if the Executive’s employment with the Company terminates pursuant to Subsection (v) or (vi) of Section 5(a), the Executive shall be entitled to receive:

(1)	the Accrued Compensation; and

(2)	if the Termination Date occurs (A) prior to or on the eighteen (18) month anniversary of the Effective Date, severance pay equal to half of the Base Salary at the rate in effect on the Termination Date, with such aggregate amount to be paid in six (6) monthly installments following the Termination Date or (B) anytime thereafter, severance pay equal to the Base Salary at the rate in effect on the Termination Date, with such aggregate amount to be paid in twelve (12) monthly installments following the Termination Date.

The first of the installments of severance pay shall be paid on the thirtieth (30th) day following the Termination Date and will include any installments that would previously have been paid if the release of claims had been effective on the Termination Date.

(ii) Notwithstanding Section 6(b)(i), no severance pay shall be paid to the Executive upon his termination of employment following a sale of the Company that results in cash payments to senior executives of the Company, including the Executive, at the time of such transaction for the equity awards held by them (including but not limited to in exchange for such awards, in connection with the cancellation of such awards, or otherwise).

(c) Release; Full Satisfaction. Notwithstanding any other provision of this Agreement, no severance pay pursuant to Section 6(b) shall be payable under this Agreement unless and until the Executive executes a general release of claims in form and manner reasonably satisfactory to the Company, including where relevant a release of any statutory claims, and such release has become irrevocable within thirty (30) days following the Termination Date; provided, that the Executive shall not be required to release any indemnification rights. The payments to be provided to the Executive pursuant to this Section 6 upon termination of the Executive’s employment shall constitute the exclusive payments in the nature of severance or termination pay or salary continuation which shall be due to the Executive upon a termination of employment with the Company Group and shall be in lieu of any other such payments under any plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by any member of the Company Group.

7. Executive Covenants.

(a) Unauthorized Disclosure. The Executive agrees and understands that in the Executive’s position with the Company, the Executive will be exposed to and will receive information relating to the confidential affairs of the Company Group, including but not limited to technical information, intellectual property, business and marketing plans, strategies, customer information, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company Group, and other forms of information considered by the Company reasonably and in good faith to be confidential and in the nature of trade secrets (“Confidential Information”). The Executive agrees that during the Employment Term and thereafter, the Executive will not, other than on behalf of the Company Group, disclose such Confidential Information, either directly or indirectly, to any natural person, corporation, partnership, limited liability company, joint venture, trust or other organization or entity (a “Person”) without the prior written consent of the Company; provided that disclosure may be made to the extent required by law, regulation or order of a regulatory body, in each case, so long as the Executive gives the Company as much advance notice of the disclosure as possible to enable the Company to seek a protective order, confidential treatment, or other appropriate relief. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Employment Term, the Executive will promptly supply to the Company (i) all property of the Company Group and (ii) all notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible product or document containing Confidential Information produced by, received by or otherwise submitted to the Executive during or prior to the Employment Term. Any material breach of the terms of this paragraph shall be considered Cause.

(b) Non-competition. By and in consideration of the Company entering into this Agreement and the payments to be made and benefits to be provided by the Company hereunder, and further in consideration of the Executive’s exposure to Confidential Information, the Executive agrees that the Executive will not, during the Non-competition Term (as defined below), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including but not limited to holding any position as a shareholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided that in no event shall ownership of less than 1% of the outstanding equity securities of any issuer whose securities are registered under the Securities and Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 7(b). Following termination of the Employment Term, upon request of the Company during the Non-competition Term, the Executive shall notify the Company of the Executive’s then current employment status. Any material breach of the terms of this paragraph shall be considered Cause.

For purposes of this Agreement:

(i) The “Non-competition Term” shall mean the period beginning on the date of this Agreement and ending on the first (1st) anniversary of the Termination Date.

(ii) “Restricted Enterprise” shall mean (x) on any date during the Employment Term, any Person that competes, directly or indirectly, in the Territory (as defined below) with any material business activity engaged in by the Company Group on such date, and (y) on and after the Termination Date, any Person that competes, directly or indirectly, in the Territory with any material business activity engaged in by the Company Group as of the Termination Date.

(iii) The “Territory” shall mean, as of any date, (x) the geographic markets in which the business of the Company Group is then being conducted by the Company Group and (y) any other geographic market as to which any member of the Company Group has, during the twelve (12) months preceding such date, devoted more than de minimis resources as a prospective geographic market for the business of the Company Group.

(c) Non-solicitation. During the Non-solicitation Term (as defined below), the Executive shall not, and shall not cause any other Person to, (x) interfere with or harm, or attempt to interfere with or harm, the relationship of any member of the Company Group with any Restricted Person (as defined below), or (y) endeavor to entice any Restricted Person away from any member of the Company Group.

For purposes of this Agreement:

(i) “Restricted Person” shall mean any Person who at any time during the Employment Term was an employee or customer of any member of the Company Group, or otherwise had a material business relationship with any member of the Company Group.

(ii) The “Non-solicitation Term” shall mean the period beginning on the date of this Agreement and ending on the third (3rd) anniversary of the Termination Date.

(d) Non-disparagement. During the Employment Term and thereafter, the Executive shall not make or publish any disparaging statements (whether written or oral) regarding the Company or its affiliates, directors, officers or employees and the Company shall not, and shall use its best efforts to ensure that its directors and officers do not, make or publish any disparaging statements (whether written or oral) regarding the Executive or any member of his immediate family.

(e) Proprietary Rights. The Executive assigns all of the Executive’s interest in any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by the Executive, either alone or in conjunction with others, during the Employment Term and related to the business or activities of any member of the Company Group to the Company or its nominee. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments that the Company shall in good faith deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company Group therein. These obligations shall continue beyond the conclusion of the Employment Term with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive during the Employment Term.

(f) Remedies. The Executive agrees that any breach of the terms of this Section 7 would result in irreparable injury and damage to the Company Group for which the members of the Company Group would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this Section 7(f) shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 7 are reasonable and necessary to protect the businesses of the Company Group because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses. Should a court, arbitrator or other similar authority determine, however, that any provisions of the covenants contained in this Section 7 are not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such covenants should be interpreted and enforced to the maximum extent to which such court or arbitrator deems reasonable or valid.

The existence of any claim or cause of action by the Executive against any member of the Company Group, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Section 7.

8. Executive’s Representation. The Executive represents to the Company that the Executive’s execution and performance of this Agreement does not violate any agreement or obligation (whether or not written) that the Executive has with or to any Person, including, but not limited to, any prior employer.

9. Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by any other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party to enforce each and every provision in accordance with its terms.

10. Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery, by a reputable same-day or overnight courier service (charges prepaid), or by registered or certified mail, postage prepaid, return receipt requested to the party’s address set forth below (or such other address as a party may designate by notice to the other parties):

If to the Company:	iPayment, Inc. Tower 56 126 East 56th Street 33rd Floor New York, NY 10022 Attn: Mark C. Monaco

If to the Executive, to the Executive at the address most recently contained in the Company records (which the Executive shall update as necessary).

11. Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Executive shall not assign all or any portion of this Agreement without the prior written consent of the Company.

12. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.

13. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without reference to the principles of conflict of laws.

15. Modifications and Waivers. No provision of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto. No waiver by any party hereto of any breach by any other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

16. Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

17. Applicability of Section 409A of the Code. It is intended that this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulations and IRS guidance thereunder (collectively referred to as “Section 409A”). Notwithstanding anything herein to the contrary, this Agreement shall, to the maximum extent possible, be administered, interpreted and construed in a manner consistent with Section 409A. To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Executive participates during the Employment Term or thereafter provides for a “deferral of compensation” within the meaning of Section 409A, (a) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (b) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit and (d) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A. If any paragraph of this Agreement provides for payment within a time period, the determination of when such payment shall be made within such time period shall be solely in the discretion of the Company. The Executive’s right to receive any installment payments hereunder shall, for purposes of Section 409A, be treated as a right to receive a series of separate and distinct payments.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and the Executive has hereunto set his hand, in each case effective as of the day and year first above written.

EXECUTIVE	IPAYMENT, INC.

/s/ Philip J. Ragona	/s/ Mark C. Monaco
Philip J. Ragona	Name:	Mark C. Monaco
	Title:	Chief Financial Officer

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